NOTICE OF ANNUAL & SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                                RTICA CORPORATION
                         (FORMERLY INZECO HOLDINGS INC.)

NOTICE IS HEREBY GIVEN that an Annual and Special Meeting of the Shareholders of Rtica Corporation ("Rtica" or the "Corporation") will be held at The Board of Trade, 1 First Canadian Place, Toronto, Ontario M5X 1C1 on the 12th day of November, 2001 at the hour of 4:00 P.M. (Toronto time) for the following purposes:

     1. to receive and consider the Financial Statements of the Corporation dated May 31, 2001;

     2.   to elect directors of the Corporation;

     3. to amend the Corporation Stock Option Plan as outlined in the Management Information Circular;

     4.   to authorize the advance approval of private placements;

     5. to appoint auditors of the Corporation and authorize the directors to fix their remuneration;

     6. to transact such other business as may properly come before the meeting or any adjournment thereof.

DATED at Toronto this 2nd day of October, 2001.

                                             By Order of the Board of Directors

                                             "Robert H. Stikeman", signed
                                             -----------------------------------
                                             Robert H. Stikeman,
                                             Chief Financial Officer & Secretary

If you are not able to be present at the meeting, please exercise your right to vote by signing and returning the enclosed form of proxy, in the enclosed postage-paid envelope, to: Equity Transfer Services Inc., 120 Adelaide Street West, Suite 420, Toronto, Ontario, M5H 45C3, prior to the close of the last business day prior to the meeting, or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting.